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                                                                      Exhibit 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 47 under the Investment Company Act of 1940 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 20, 1998 relating to the financial statements and the financial highlights of the GMO Asia Fund, which appears in the February 28, 1998 Annual Report and which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" in the Statement of Additional Information and in the Financial Highlights in the Prospectus.



Price Waterhouse LLP
Boston, Massachusetts
June 25, 1998